Exhibit 99.3

OFFERING CIRCULAR SUMMARY

Our Company

We are a global producer of primary aluminum, operating aluminum production facilities in the United States and Iceland. Aluminum is an internationally traded commodity, and its price is effectively determined on the London Metal Exchange, or LME. Our primary aluminum facilities produce standard-grade and value-added primary aluminum products. We produced approximately 653,000 metric tons of hot metal primary aluminum over the twelve months ended March 31, 2013 and recorded net sales and adjusted EBITDA of approximately $1.3 billion and $55.9 million over the same period.

In 2012, our annualized hot metal production capacity of primary aluminum was approximately 652,000 mtpy. Our primary aluminum capacity includes our facility in Grundartangi, Iceland (“Grundartangi”), with an annualized hot metal production capacity of 286,000 mtpy; our facility in Hawesville, Kentucky (“Hawesville”) with an annualized hot metal production capacity of 252,000 mtpy; a 49.7% interest in a facility in Mt. Holly, South Carolina (“Mt. Holly”) that provides us with annualized hot metal production capacity of 114,000 mtpy; and our facility in Ravenswood, West Virginia (“Ravenswood”), currently curtailed, with rated capacity of 170,000 mtpy. We are in the process of a $65 million expansion program at our Grundartangi smelter that is expected to expand hot metal production capacity at the smelter by 40,000 mtpy over the next four years. We are constructing a primary aluminum facility in Helguvik, Iceland (the “Helguvik project”) which is currently contemplated to be constructed in four phases and have a rated capacity of up to 360,000 mtpy upon completion of all four phases. Major construction activity at the Helguvik project has been curtailed since late 2008 while we work to conclude ongoing discussions with the contracted power providers to the project. Since its curtailment, project activity and spending have been maintained at modest levels.

On April 29, 2013, we announced that our wholly owned subsidiary, Century Aluminum Sebree LLC (“Century Sebree”), had entered into a definitive agreement to acquire substantially all of the assets of the Sebree aluminum smelter (“Sebree”) from a subsidiary of Rio Tinto Alcan, Inc (“RTA”). Sebree, located in Sebree, Kentucky, near our Hawesville facility, has an annual hot metal production capacity of approximately 205,000 metric tons of primary aluminum. The transaction is subject to certain closing conditions, including the consent of Kenergy Corp. to the assignment of the smelter’s existing power contract, which will terminate on January 31, 2014. See “Recent Developments” below for further information regarding the Sebree acquisition. Based on information provided to us by RTA, Sebree produced approximately 205,000 metric tons of hot metal primary aluminum in 2012 and, based on Sebree’s carve-out financial statements for the year ended December 31, 2012, recorded net sales and adjusted EBITDA (defined as operating income plus depreciation, amortization, accretion expense, impairment charges and $0.5 million of non-recurring transaction costs, minus a non-cash power credit) of approximately $483 million and $(2.1) million over the same period.

In addition to our primary aluminum assets, we have a 40% stake in Baise Haohai Carbon Co., Ltd. (“BHH”), a carbon anode and cathode facility located in China. The BHH facility has an annual anode production capacity of up to 180,000 mtpy and an annual graphitization capacity of up to 20,000 mtpy and supplies a portion of the anodes used in our Grundartangi facility. Carbon anodes and cathodes are generally used in the production of primary aluminum.

Recent Developments

Agreement to Purchase Sebree smelter

On April 29, 2013, our wholly owned subsidiary, Century Aluminum Sebree LLC (“Century Sebree”) entered into a definitive agreement to acquire substantially all of the assets of the Sebree aluminum smelter (“Sebree”) from a subsidiary of Rio Tinto Alcan, Inc (“RTA”). Sebree, located in Sebree, Kentucky, near our Hawesville facility, has an annual hot metal production capacity of approximately 205,000 metric tons of primary aluminum and employs over 500 men and women, mostly pursuant to a collective bargaining agreement expiring in 2014. Based on information provided to us by RTA, Sebree produced approximately 205,000 metric tons of hot metal primary aluminum in 2012 and, based on Sebree’s carve-out financial statements for the year ended December 31, 2012, recorded net sales and adjusted EBITDA (defined as operating income plus depreciation, amortization, accretion expense, impairment charges and $0.5 million of non-recurring transaction costs, minus a non-cash power credit) of approximately $483 million and $(2.1) million over the same period.

Sebree has not yet finalized its financial results for the first quarter of 2013 and historically has not prepared quarterly financial statements under United States generally accepted accounting principles or any quarterly information reviewed by its independent auditors. However, based on preliminary information available to us, we currently estimate that for the three months ended March 31, 2013, Sebree produced approximately 52,000 metric tons of hot metal primary aluminum and generated net sales and adjusted EBITDA of approximately $125 to $135 million and $1 to $8 million over the same period. Neither our independent registered public accounting firm or Sebree’s independent auditors has audited or reviewed this financial information for the purpose of its inclusion herein. Actual results for Sebree, once finalized, could differ materially from the information set forth above particularly as it finalizes carve-out and overhead allocation adjustments (which can vary significantly from period to period) and undue reliance should not be placed on these estimates.

Century Sebree will acquire the smelter for approximately $61 million in cash after taking into account a $4 million purchase price reduction relating to certain assumed retiree medical obligations, and will receive $71 million in working capital, subject to customary adjustments. As part of the transaction, RTA will retain all historical environmental liabilities of the Sebree smelter and has agreed to fully fund the pension plan being assumed by Century at closing. The transaction is subject to certain closing conditions, including the consent of Kenergy Corp. (“Kenergy”) to the assignment of the smelter’s existing power contract, which will terminate on January 31, 2014 and our ability to obtain an alumina supply contract through 2014 on terms reasonably satisfactory to us. Sebree currently obtains power from Kenergy under a contract, similar to Century Hawesville’s existing contract, that is priced based on Kenergy’s costs. Sebree has notified Kenergy that it will terminate the contract on January 31, 2014. Sebree uses approximately 368 MW of electrical power which translates to 3.2 million megawatt hours per year or 15.7 megawatt hours per metric ton of aluminum produced and paid approximately $49 per MW hour (“MWh”) pursuant to its contract price in 2012. We intend to seek a market-based power contract for Sebree, but no assurance can be given that we will be able to obtain one. If we cannot obtain one, the Sebree facility would not be profitable at current LME levels. See “Risk Factors-Risks Related to Sebree Acquisition” below for a discussion of risks related to the Sebree acquisition.

Closing of the Sebree acquisition is not a condition to the consummation of this offering and may close after this offering.

Optimization of Existing Domestic Facilities

Consistent with our strategy to optimize our existing assets by reducing costs, we have undertaken a number of steps to improve the cost structure of our existing domestic facilities:

Tentative agreement on framework for market priced electric power for Hawesville; Conditional WARN Notice and notice to terminate Southwire Metal Agreement at Hawesville

On April 29, 2013, Century Aluminum of Kentucky (“CAKY”) announced that it has reached a tentative agreement with Big Rivers Electric Corporation (“Big Rivers”) and Kenergy on the framework for providing market priced electric power to the Hawesville smelter. Under the arrangement, the power companies would purchase power on the open market and pass it through to Hawesville at the market price plus additional costs incurred by them. The framework is subject to the negotiation of definitive agreements and approvals from various third parties, including the boards of directors of all parties, the Kentucky Public Service Commission (“KPSC”), the Rural Utilities Service and others. The parties intend to move as expeditiously as possible in an effort to finalize the agreement in advance of the expiration of the current power contract on August 20, 2013. Hawesville uses approximately 482 MW of electrical power which translates to 4.2 million megawatt hours per year or 16.8 megawatt hours per metric ton of aluminum produced. Based on our estimate of market prices we expect to be available in August 2013 of $33 per MWh (which is slightly lower than current prices) plus approximately $2 per MWh of costs we estimate that Kenergy will incur to provide the energy (and excluding a potential short-term charge of $2 per MWh we may incur), we estimate that pricing under a new contract would be approximately $14 per MWh lower than the existing contract, or $59 million lower in the aggregate for 2012, based on our total MWh usage in Hawesville in 2012. Actual prices will vary based upon, amongst other factors, the future market price of electric power in the region and whether we choose to fix the price of any portion of our future power requirements. As a result of the foregoing, we cannot assure that these estimates will prove to be accurate in all material respects. See “Risk Factors-We have notified our power provider at Hawesville of our intention to terminate its power contract; if we are unable to successfully negotiate better pricing, we might close the facility” below.

On April 16, 2013, CAKY gave notice to terminate its supply contract with its largest customer, the Southwire Company, given the potential plant closure effective August 20, 2013. If a competitively priced definitive power contract cannot be obtained, CAKY intends to curtail all smelter operations on August 20, 2013, when its current power contract with Big Rivers Electric Corporation expires. In addition, CAKY issued a conditional notice to the employees at the Hawesville smelter of its intent to curtail all plant operations effective August 20, 2013. The announcement was made pursuant to the federal Worker Adjustment and Retraining Notification Act (WARN). The WARN notice specifies that operations at the plant will be curtailed unless Hawesville can gain access to competitively priced electric power.

Century Aluminum of West Virginia (“CAWV”) reaches agreement with the Pension Benefit Guaranty Corporation (the “PBGC”) for future pension contributions

In April 2013, CAWV entered into a settlement agreement with the PBGC regarding an alleged “cessation of operations” at its Ravenswood facility as a result of the curtailment of operations at the facility. While CAWV does not believe that a “cessation of operations” has occurred, CAWV has reached an agreement with the PBGC to resolve the matter. Pursuant to the terms of the agreement, CAWV will make additional contributions (above any minimum required contributions) to its defined benefit pension plans totaling approximately $17.4 million over the term of the agreement, which runs through 2016. In April 2013, we made the first scheduled contribution of $5.9 million pursuant to this agreement. We expect to make additional annual contributions through 2016 totaling approximately $11.5 million. Under certain conditions, the contributions schedule could be accelerated by one year, so that the remaining contributions would be made through 2015.

Mt. Holly amends power contract

Effective June 1, 2012, Mt. Holly and Santee Cooper amended the terms of Mt. Holly’s power agreement in order to allow Mt. Holly to receive all or a portion of Mt. Holly’s supplemental power requirements from an off-system natural gas-fired power generation facility (the “off-system facility”). The energy charge for supplemental power from the off-system facility is based on the cost of natural gas rather than Santee Cooper’s system average fuel costs, which are primarily coal-based. The amendments to the power agreement may provide a benefit to Mt. Holly provided that natural gas costs remain below Santee Cooper’s system average fuel costs. The amended power agreement provides that Mt. Holly may continue to receive its supplemental power requirements from the off-system facility through December 31, 2015.

Potential Amendment to Credit Facility

We are currently in discussions with our lender, Wells Fargo Capital Finance, to increase our borrowing limit under our senior secured revolving credit facility from $100 million to between $125 to $150 million and to amend certain other credit facility provisions including increasing the borrowing base for inventory from 65% to 75% of the value thereof. While we hope to complete this amendment in May, 2013, we do not have firm commitments and there can be no assurance that such an amendment will ultimately increase our borrowing limit, or be executed at all.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary financial data for the three years ended December 31, 2012 are derived from the audited consolidated financial statements of Century Aluminum Company. The financial data for the three months ended March 31, 2013 and 2012 are derived from our unaudited consolidated financial statements. The unaudited financial statements include all adjustments, which are of a normal and recurring nature, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2013. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included and incorporated by reference herein.

The results presented below for the twelve months ended March 31, 2013 were calculated by adding our results for the quarter ended March 31, 2013 to our results for 2012 and then deducting therefrom the results for the quarter ended March 31, 2012.

The summary unaudited pro forma consolidated balance sheet information assumes the Sebree acquisition was completed as of December 31, 2012. The summary unaudited pro forma consolidated statement of operations information for the year ended December 31, 2012 assumes the Sebree acquisition was completed on January 1, 2012. The summary unaudited pro forma consolidated financial information should be read in conjunction with the section “Pro Forma Financial Statements” and related notes included in this offering circular.

The pro forma financial information does not give effect to this offering or any potential modifications we may make to Sebree’s power or alumina contract. In addition, the pro forma financial information (other than the Pro Forma Adjusted EBITDA information) does not reflect any potential changes to the power contract at Hawesville. In addition, Sebree’s historical results reflect an allocation of overhead expenses from its parent. We expect that, following a transitional period, Sebree’s overhead expenses will be lower under our ownership than that reflected, but have not made any adjustment to this allocation in the pro forma financial statements as we cannot quantify any expected change.

The summary unaudited pro forma consolidated financial information reflects the acquisition method of accounting, based upon a preliminary purchase price allocation for the Sebree acquisition. Differences between preliminary and final purchase price allocation could result in significant adjustments. The unaudited pro forma financial information should be read in conjunction with the audited annual historical consolidated financial statements and notes of Century and Sebree. The unaudited pro forma consolidated financial information is presented for informational purposes only and is not necessarily indicative of actual results had the Sebree acquisition occurred at the times described above, nor does it purport to represent the results of future operations.

	Year ended December 31,			Three months ended March 31,		Twelve Months Ended March 31, 2013	2012 Pro forma(6)
	2010 (1)	2011 (2)	2012 (3)	2012 (4)	2013 (5)
	(Dollars in thousands)
Net sales	$1,169,271	$1,356,424	$1,272,111	$326,190	$321,274	$1,267,195	$1,755,196
Gross profit (loss)	112,396	89,522	46,342	20,592	17,582	43,332	65,376
Operating income (loss)	102,980	47,296	(7,274)	8,412	187	(15,499)	(222,858)
Earnings (loss) before income taxes and equity in earnings of joint ventures	67,546	22,239	(29,323)	(2,221)	9,819	(17,283)	(259,444)
Net income (loss)	59,971	11,325	(35,610)	(4,401)	8,253	(22,956)	(256,821)
Income (loss) per share:
Basic and diluted	$0.59	$0.11	$(0.40)	$(0.05)	$0.09	$(0.26)	$(2.90)
Total assets	$1,923,056	$1,811,094	$1,776,326	$1,797,426	$1,791,115	$1,791,115	$1,832,871
Total debt(7)	314,919	271,285	273,766	271,894	258,676	258,676	313,766
Long-term debt obligations(8)	261,621	263,470	265,951	264,079	250,861	250,861	305,951
Net cash provided by (used in) operating activities	131,510	(2,936)	37,139	4,898	22,401
Adjusted EBITDA(9)	167,702	165,346	41,342	8,532	23,084	55,894	39,255
Pro forma Adjusted EBITDA(10)							98,367

Other Information:
Shipments – Primary aluminum:
Direct shipments (MT)	317,940	334,889	377,314	94,087	93,472
Toll shipments (MT)	267,455	267,253	269,215	65,880	65,304
Average realized price per metric ton:
Direct shipments	$2,297	$2,577	$2,265	$2,336	$2,325
Toll shipments	1,634	1,839	1,544	1,615	1,592
Average LME price:
Per metric ton	$2,173	$2,398	$2,020	$2,177	$2,001
Average Midwest premium:
Per metric ton	$138	$169	$218	$178	$249

(1)	Net income includes an after-tax benefit of $56.7 million for changes to the Century of West Virginia retiree medical benefits program, a charge of $10.5 million for mark-to-market losses for primary aluminum price protection options and a charge for contractual termination pension benefits of $4.6 million due to the continued curtailment of the Ravenswood facility.
(2)	Net income includes a charge of $19.8 million for lower of cost or market inventory adjustments, an after-tax benefit of $18.3 million for changes to the Century of West Virginia retiree medical benefits program, a charge related to the restart of a curtailed potline at Hawesville of $8.6 million and a charge of $7.7 million in the second quarter related to contractual impact of changes in our Board of Directors and executive management team.
(3)	Net loss includes a benefit of $19.8 million for lower of cost or market inventory adjustments, an unrealized net loss on forward contracts of $3.0 million primarily related to the mark to market of aluminum price protection options, and a net benefit of $4.1 million related to certain litigation items.
(4)	The first quarter of 2012 net loss includes an unrealized loss of forward contracts of $5.0 million primarily related to the mark to market of aluminum price protection options. Cost of sales for the quarter included $17.1 million benefit for lower of cost or market inventory adjustments.
(5)	The first quarter of 2013 net income includes an unrealized gain on $15.7 million related to a LME-based contingent obligation and a $2.2 million adjustment for litigation reserve. Cost of sales for the quarter included a $5.8 million charge for lower of cost or market inventory adjustments.
(6)

The unaudited pro forma consolidated balance sheet data assumes the Sebree acquisition was completed as of December 31, 2012. The unaudited pro forma statement of operations data has been prepared as if the acquisition of Sebree had occurred on January 1, 2012. The unaudited pro forma financial information reflects the Sebree acquisition using the acquisition method of accounting. The preliminary aggregate purchase price is $61 million and the Company intends to fund the purchase price with available cash and borrowings under its revolving credit facility.

(7)	Total debt includes all long-term debt obligations, the contingent obligation to E.ON for payments made by E.ON above an agreed amount on CAKY’s behalf to Big Rivers under the Big River Agreement (the “E.ON contingent obligation”) and any debt classified as short-term obligations, net of any debt discounts, including current portion of long-term debt, the IRBs and the 1.75% Notes.
(8)	Long-term debt obligations are all payment obligations under long-term borrowing arrangements, including the E.ON contingent obligation and excluding the current portion of long-term debt and net of any debt discounts.
(9)	We define Adjusted EBITDA as operating income adjusted for certain non-cash items from the statement of cash flows and certain non-recurring items.

	Year ended December 31,			Three months ended		Twelve Months Ended March 31, 2013	2012 Pro forma
	2010	2011	2012	2012	2013
Operating income	$102,980	$47,296	$(7,274)	$8,412	$187	$(15,499)	$(222,858)
(-) Realized benefit on contractual receivable	55,703	—	—	—	—		—
(+/-) Accrued plant curtailment costs (Ravenswood)	(56,010)	(13,928)	5,251	1,374	1,154	5,031	5,251
(+) Hawesville restart and unabsorbed fixed costs	—	47,162	—	—	—	—	—
(+/-) Gains / losses on inventory valuation adjustments	(426)	19,766	(19,818)	(17,051)	5,838	3,071	(19,818)
(+) Impairment of Sebree property, plant and equipment	—	—	—	—	—	—	219,549
(-) Deferred E.ON credit	—	—	—	—	—	—	(9,985)
(+) Stock based compensation	1,905	2,856	613	145	217	685	613

Adjusted operating income	104,152	103,152	(21,228)	(7,120)	7,396	(6,712)	(27,248)
Depreciation & amortization	63,550	62,194	62,570	15,652	15,688	62,606	66,503

Adjusted EBITDA	$167,702	$165,346	$41,342	$8,532	$23,084	$55,894	39,255

Pro forma Hawesville market-based power benefit							59,112

Pro forma Adjusted EBITDA							$98,367

(10)	Reflects assumed entry by CAKY into a new market-based power contract. Adjusted EBITDA is based on power prices under the existing contracts. Our subsidiary, CAKY, has issued a 12-month notice to terminate its power contract with Kenergy for the Hawesville smelter effective August 20, 2013. Upon termination of our power contract, Century will be required to make alternative power arrangements or curtail the plant. CAKY announced on April 29, 2013 that it reached a tentative agreement with Kenergy and Big Rivers on the framework for providing market priced power to the Hawesville smelter, the framework is subject to the negotiation of definitive agreements and approvals from various third parties. Based on our current estimate of delivered market price for power of $35 per MWh, if CAKY had been able to utilize market-priced power for 2012 at such price, Adjusted EBITDA would have improved approximately $59 million as reflected in pro forma adjusted EBITDA. Each $1 per MWh decrease in power costs below the current contract price of $49 per MWh in 2012 would increase Adjusted EBITDA by approximately $4 million. Sebree operated under a similar contract in 2012, and we intend to seek a new market-based power contract for Sebree as well, although no assurance can be given that we will be able to do so. Pro forma adjusted EBITDA has not been adjusted to reflect a potential new power contract at Sebree, but we estimate that each $1 per MW decrease in power costs at Sebree below the current contract price of $49 per MWh would increase pro forma Adjusted EBITDA by $3 million. See “Risk Factors-We have notified our power provider at Hawesville of our intention to terminate its power contract; if we are unable to successfully negotiate better pricing, we might close the facility” below.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization at March 31, 2013 on a historical basis, on an as adjusted basis to give effect to the application of the net proceeds from the notes as described under “Use of Proceeds” and as further adjusted to give effect to the Sebree acquisition. You should read this table together with the information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Offering Circular Summary—Summary Consolidated Financial Data,” and “Description of Other Indebtedness” as well as our historical financial statements and notes to those statements included elsewhere in this offering circular.

	As of March 31, 2013
	Actual	As Adjusted	As Further Adjusted(2)
	(Unaudited)
	(Dollars in thousands)
Cash and cash equivalents	$195,471	$188,557	$167,557
Short-term debt:
Industrial revenue bonds	7,815	7,815	7,815
Long-term debt:
7.5% senior unsecured notes	2,603	2,603	2,603
Revolving line of credit	—	—	40,000
8.0% senior secured notes	249,604	—	—
% senior secured notes offered hereby	—	250,000	250,000

Total debt	260,022	260,418	300,418

Shareholders’ equity:
Preferred stock	1	1	1
Common stock	934	934	934
Additional paid-in capital	2,507,671	2,507,671	2,507,671
Treasury stock, at cost	(49,924)	(49,924)	(49,924)
Accumulated other comprehensive loss	(150,297)	(150,297)	(150,297)
Accumulated deficit	(1,316,376)	(1,319,032)	(1,319,032)

Total shareholders’ equity(1)	992,009	989,353	989,353

Total capitalization	$1,252,031	$1,249,771	$1,289,771

(1)	The decrease in shareholders’ equity is due to the loss on early extinguishment of debt related to the tender offer for the 8.0% senior secured notes. The loss on early extinguishment of debt arises from of the write-off of the debt discount on these notes and the expected tender premium. Based on preliminary estimates by management, we do not expect to recognize a gain or loss upon the consummation of the Sebree acquisition and no income effect for the acquisition is reflected in our accumulated deficit.

(2)	Adjusted to give effect to the acquisition of Sebree with a purchase price of $61 million. We expect to use $21 million in available cash and $40 million in borrowings under our credit agreement to finance the acquisition.

PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma consolidated balance sheet of Century assumes the Sebree acquisition was completed as of December 31, 2012 and is derived from the historical results of Century and the unaudited pro forma value of the Sebree assets purchased and liabilities assumed as of December 31, 2012. The unaudited pro forma consolidated statement of operation has been prepared as if the acquisition of Sebree had occurred on January 1, 2012. The unaudited pro forma financial information reflects the Sebree acquisition using the acquisition method of accounting. The preliminary aggregate purchase price is $61 million the Company intends to fund the purchase price with cash and borrowings under its revolving credit facility.

The unaudited pro forma consolidated financial statements have been prepared based upon a preliminary purchase price allocation for Sebree. The actual fair values at closing date could differ materially from the values assumed in the pro forma consolidated financial statements. Differences between the preliminary and final purchase price allocation could result in material adjustments. The final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets acquired and liabilities assumed as of the date of the completion of the acquisition. In addition, subsequent to the closing date, there may be further refinements of the purchase price allocation as additional information becomes available.

The unaudited pro forma consolidated financial statements should be read in conjunction with the audited annual historical consolidated financial statements and notes thereto of Century and Sebree. The unaudited pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of the actual results had the Sebree acquisition occurred at the times described above, nor do they purport to represent results of future operations.

The pro forma financial information does not give effect to this offering. In addition, it does not reflect any potential changes to the power contract at Hawesville or Sebree, or any potential modifications we may make to Sebree’s alumina contract. In addition, Sebree’s historical results reflect an allocation of overhead expenses from its parent. We expect that, following a transitional period, Sebree’s overhead expenses will be lower under our ownership than that reflected, but have not made any adjustment to this allocation in the pro forma financial statements as we cannot quantify any expected change.

In connection with the accounting for the Sebree acquisition, any fair value adjustment to inventory will impact the gross margin as that inventory is sold. The sale of the acquired inventory will adversely affect our gross margins until such inventory is fully sold.

CENTURY ALUMINUM COMPANY

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

December 31, 2012

(Dollars in Thousands, except share data)

	Century	Pro Forma		Pro Forma
	Historical	Adjustments		As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$183,976	$(21,000	)(1)	$162,976
Restricted cash	258	—		258
Accounts receivable – net	50,667	—		50,667
Due from affiliates	37,870	—		37,870
Inventories	159,925	72,040	(1)	231,965
Prepaid and other current assets	34,975	244	(1)	35,219
Deferred taxes - current portion	19,726	—		19,726

Total current assets	487,397	51,284		538,681
Property, Plant and Equipment – net	1,188,214	5,261	(1)	1,193,475
Other assets	100,715	—		100,715

Total	$1,776,326	$56,545		$1,832,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$75,370	$—		$75,370
Due to affiliates	39,737	—		39,737
Accrued and other current liabilities	40,099	2,986	(1)	43,085
Accrued employee benefits costs - current portion	18,683	3,000	(1)	21,683
Industrial revenue bonds	7,815	—		7,815

Total current liabilities	181,704	5,986		187,690
Senior notes payable	250,582	—		250,582
Revolving credit facility	—	40,000	(1)	40,000
Accrued pension benefits costs – less current portion	67,878	—		67,878
Accrued postretirement benefits costs - less current portion	143,105	5,445	(1)	148,550
Other liabilities	40,162	5,114	(1)	45,276
Deferred Taxes– Less current portion	110,252	—		110,252

Total noncurrent liabilities	611,979	50,559		662,538
SHAREHOLDERS’ EQUITY:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 80,283 shares issued and outstanding)	1	—		1
Common stock (one cent par value, 195,000,000 shares authorized; 93,335,158 shares issued and 88,548,637 outstanding)	933	—		933
Additional paid-in capital	2,507,454	—		2,507,454
Treasury stock, at cost	(49,924)	—		(49,924)
Accumulated other comprehensive loss	(151,192)	—		(151,192)
Accumulated deficit	(1,324,629)	—		(1,324,629)

Total shareholders’ equity	982,643	—		982,643

Total	$1,776,326	$56,545		$1,832,871

See accompanying notes to the unaudited pro forma consolidated balance sheet.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(Dollars in Thousands)

1.	Reflects the adjusted purchase price and preliminary allocation of the estimated fair market value of assets purchased and liabilities asssumed for the Sebree acquistion.

Purchase price:
Purchase price	$65,000
Other post retirement benefits credit	(4,000)

Adjusted purchase price	$61,000

The Company intends to fund the purchase price with cash of $21,000 and $40,000 of borrowings under its revolving credit facility.

Preliminary allocation of purchase price:
Inventory	$72,040
Other current assets	244
Property, plant and equipment	5,261
Current liabilities	(5,986)
Noncurrent liabilities	(10,559)

Preliminary allocation of fair market value of net assets	$61,000

CENTURY ALUMINUM COMPANY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2012

(In Thousands, Except Per Share Amounts)

	Century Historical	Sebree Historical	Pro Forma Adjustments		Pro Forma As Adjusted
NET SALES:
Third-party customers	$719,812	$—	$483,085	(1)	$1,202,897
Related parties	552,299	483,085	(483,085	)(1)	552,299

	1,272,111	483,085	—		1,755,196
Cost of goods sold	1,225,769	496,629	(32,578	)(2)	1,689,820

Gross profit (loss)	46,342	(13,544)	32,578		65,376
Impairment charge	—	219,549	—		219,549
Other operating expenses	18,253	2,751	—		21,004
Selling, general and administrative expenses	35,363	12,868	(550	)(3)	47,681

Operating income (loss)	(7,274)	(248,712)	33,128		(222,858)
Interest expense – third party - net	(23,537)	—	(1,384	)(4)	(24,921)
Interest income – related parties	62	—	—		62
Net loss on forward contracts	(4,150)	—	—		(4,150)
Other income (expense) — third party	5,576	(2,323)	(15	)(1)	3,238
Other income (expense) — related party	—	(15)	15	(1)	—

Income (loss) before income taxes and equity in earnings of joint ventures	(29,323)	(251,050)	31,744		(248,629)
Income tax (expense) benefit	(8,910)	49,357	(51,262	)(5)	(10,815)

Income (loss) before equity in earnings of joint ventures	(38,233)	(201,693)	(19,518)		(259,444)
Equity in earnings of joint ventures	2,623	—	—		2,623

Net income (loss)	$(35,610)	$(201,693)	$(19,518)		$(256,821)

Net income (loss) allocated to common shareholders	$(35,610)				$(256,821)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.40)				$(2.90)

Diluted	$(0.40)				$(2.90)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	88,534				88,534

Diluted	88,534				88,534

DIVIDENDS PER COMMON SHARE	$—				$—

See accompanying notes to the unaudited pro forma consolidated statement of operations.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in Thousands)

1.	Represents reclassification of Sebree related party sales and other expense as a result of the acquisition.
2.	Reflects an adjustment to Sebree’s historical depreciation expense of $32,929 based on the reduced net book value as a result of the purchase accounting preliminary fair market valuation of Sebree’s property, plant and equipment using an estimated average useful life of 15 years.
3.	Reflects an adjustment to selling, general and administrative expenses for non-recurring transaction costs associated with the acquisition.
4.	Reflects an adjustment to interest expense based upon the funding of $40,000 of the purchase price under the Company’s’ revolving credit facility at LIBOR plus 3%.
5.	Reflects an adjustment to eliminate all taxes related to historical Sebree and to reflect the state income tax expense associated with the additional pro forma pre-tax income associated with the pro forma adjustments that consisted of a decrease in depreciation expense and an increase in selling, general and administrative expenses and interest expense. The pro forma state statutory tax rate used is 6%. The pro forma adjustment to eliminate Sebree’s historical taxes reflects that on a pro forma basis the Company’s net operating loss carryforwards would have been available to offset Sebree’s taxable income.

May 8, 2013

Independent Auditor’s Report

To the Directors of Rio Tinto Alcan Inc.

We have audited the accompanying carve-out balance sheets of Sebree, a component of the Rio Tinto Group as described in Note 1, as of December 31, 2012, 2011 and 2010, and the related carve-out statements of operations, comprehensive income (loss), changes in invested equity and cash flows for the years ended December 31, 2012 and 2011.

Management’s responsibility for the carve-out financial statements

Management is responsible for the preparation and fair presentation of the carve-out financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of carve-out financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the carve-out financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the preparation and fair presentation of the carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve-out financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of Sebree at December 31, 2012, 2011 and 2010, and the results of its operations and its cash flows for the years ended December 31, 2012 and 2011 in accordance with accounting principles generally accepted in the United States of America.

Without qualifying our opinion, we draw attention to the fact that, as described in Note 1, Sebree has not operated as a separate entity. These carve-out financial statements are, therefore, not necessarily indicative of results that would have occurred if Sebree had been a separate stand-alone entity during the years presented or of the future results of Sebree.

[1]	CPA auditor, CA public accountancy permit No. A113048

RIO TINTO

SEBREE

CARVE-OUT STATEMENTS OF OPERATIONS

		Years Ended December 31,
(in thousands of US dollars)	Notes	2012	2011
Sales and operating revenues		483,085	528,272

Costs and expenses
Cost of sales and operating expenses, excluding impairment charge, depreciation and amortization and accretion expense shown below:		460,118	420,562
Impairment charge	6	219,549	—
Depreciation and amortization	6	32,929	29,423
Accretion expense	8	3,582	3,520
Selling and administrative expenses
—third parties		7,177	5,158
—related parties	1, 11	5,691	8,215
Research and development expenses—related parties	11	2,751	2,235
Other expenses (income)—net
—third parties	2	2,323	4,124
—related parties	2, 11	15	(29)

		734,135	473,208

Income (loss) before income taxes		(251,050)	55,064
Income tax expense (benefit)	3	(49,357)	22,643

Net income (loss)		(201,693)	32,421

The accompanying notes are an integral part of the carve-out financial statements.

RIO TINTO

SEBREE

CARVE-OUT STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

		Years Ended December 31,
(in thousands of US dollars)	Notes	2012	2011
Net income (loss)		(201,693)	32,421

Other comprehensive income (loss):
Net actuarial gains (losses) on post retirement benefit plans—net of tax of ($79) and $3,752, respectively	9	123	(5,892)

Other comprehensive income (loss)—net of tax		123	(5,892)

Total comprehensive income (loss)		(201,570)	26,529

The accompanying notes are an integral part of the carve-out financial statements.

RIO TINTO

SEBREE

CARVE-OUT BALANCE SHEETS

		At December 31,
(in thousands of US dollars)	Notes	2012	2011	2010
ASSETS
Current assets
Cash		161	130	151
Restricted cash	4, 12	—	15,969	15,080
Trade receivables—net of allowance for doubtful accounts of nil at 2012 and 2011 and ($139) at 2010
—third parties		3,879	1,250	713
—related parties	11	23	—	101
Inventories	5	80,314	80,168	66,104
Prepaid expenses and other current assets		347	266	552
Deferred income tax assets	3	—	2,070	9,933

Total current assets		84,724	99,853	92,634

Non-current assets
Restricted cash	4, 12	—	—	11,037
Property, plant and equipment—net	6	83,261	310,479	300,597
Other assets		380	238	253

Total assets		168,365	410,570	404,521

LIABILITIES AND INVESTED EQUITY
Current liabilities
Trade payables
—third parties		5,485	4,803	4,316
—related parties	11	6,344	11,660	6,999
Accrued liabilities and other payables	7	29,260	27,462	24,830
Deferred supplier incentives	12	—	9,985	30,521
Asset retirement obligations	8	2,986	2,209	1,623
Post retirement benefits	9	523	511	1,072

Total current liabilities		44,598	56,630	69,361

Non-current liabilities
Deferred supplier incentives	12	—	—	5,184
Asset retirement obligations	8	74,541	70,636	66,615
Post retirement benefits	9	25,718	29,383	19,506
Deferred income tax liabilities	3	—	47,083	61,466

Total liabilities		144,857	203,732	222,132

Commitments and contingencies	12

Invested equity
Owner’s net investment		39,966	223,419	193,078
Accumulated other comprehensive loss		(16,458)	(16,581)	(10,689)

Total invested equity		23,508	206,838	182,389

Total liabilities and invested equity		168,365	410,570	404,521

The accompanying notes are an integral part of the carve-out financial statements.

RIO TINTO

SEBREE

CARVE-OUT STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands of US dollars)	2012	2011
OPERATING ACTIVITIES
Net income (loss)	(201,693)	32,421
Adjustments to determine net cash provided by (used in) operating activities:
Impairment charge	219,549	—
Depreciation and amortization	32,929	29,423
Accretion expense	3,582	3,520
Amortization of deferred supplier incentives	(9,985)	(29,970)
General corporate expenses allocated by the Owner	5,691	8,215
Net losses on derivative financial instruments allocated by the Owner	44	2,368
Settlement of take-or-pay purchase contract allocated by the Owner	1,583	—
Bad debt expense—net	860	689
Retirement and write-off of property, plant and equipment	983	3,328
Changes in:
Trade receivables
—third parties	(2,629)	(537)
—related parties	(23)	101
Inventories	(146)	(14,064)
Prepaid expenses and other current assets	(81)	286
Trade payables
—third parties	(502)	390
—related parties	(5,316)	4,661
Accrued liabilities and other payables	1,756	2,641
Net change in deferred income tax assets and liabilities	(45,013)	(6,520)
Net change in other assets	(142)	15
Net change in post retirement benefits	(3,530)	3,424
Receipt of deferred supplier incentives	—	4,250
Settlement of liabilities related to asset retirement obligations	(1,850)	(1,713)

Net cash provided by (used in) operating activities	(3,933)	42,928

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(22,067)	(39,745)
Escrow of restricted cash	—	(4,250)
Release of restricted cash	15,969	14,398

Net cash provided by (used in) investing activities	(6,098)	(29,597)

FINANCING ACTIVITIES
Net cash transfers (to) from the Owner	10,062	(13,352)

Net cash provided by (used in) financing activities	10,062	(13,352)

Net increase (decrease) in cash	31	(21)
Cash—beginning of year	130	151

Cash—end of year	161	130

Supplemental disclosure of non-cash investing information:
Net changes to property, plant and equipment due to changes in asset retirement obligations	2,950	2,800

The accompanying notes are an integral part of the carve-out financial statements.

RIO TINTO

SEBREE

CARVE-OUT STATEMENTS OF CHANGES IN INVESTED EQUITY

(in thousands of US dollars)	Owner’s Net Investment	Accumulated Other Comprehensive Loss	Total Invested Equity
Balance at December 31, 2010	193,078	(10,689)	182,389
Net income (loss)—Year ended December 31, 2011	32,421		32,421
Other comprehensive income (loss):
Net actuarial gains (losses) on post retirement benefit plans—net of tax of $3,752		(5,892)	(5,892)
Net transfers (to) from the Owner	(2,080)		(2,080)

Balance at December 31, 2011	223,419	(16,581)	206,838
Net income (loss)—Year ended December 31, 2012	(201,693)		(201,693)
Other comprehensive income (loss):
Net actuarial gains (losses) on post retirement benefit plans—net of tax of ($79)		123	123
Net transfers (to) from the Owner	18,240		18,240

Balance at December 31, 2012	39,966	(16,458)	23,508

The accompanying notes are an integral part of the carve-out financial statements.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

1.    BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Sebree is an aluminum smelting plant located in Robards, Kentucky, United States, and manufactures and sells a range of aluminum billets and other remelt metal products.

At December 31, 2012, the Sebree smelter was part of Alcan Primary Products Corporation, a corporation owned by the Rio Tinto Group, which is comprised of Rio Tinto plc and Rio Tinto Limited. References herein to Rio Tinto or the Owner refer to the Rio Tinto Group and, where applicable, one or more of its subsidiaries, affiliates and joint ventures. References herein to “Sebree”, “we”, “our”, or “us” refer to the Sebree business.

During October 2011, Rio Tinto announced that it intended to streamline its Aluminium Product Group following a strategic review whereby divestment options for Sebree would be investigated and evaluated. In connection with and preparation for the divestment, Sebree has prepared the accompanying carve-out financial statements on the basis described below.

On April 28, 2013, Rio Tinto signed an agreement to sell Sebree to Century Aluminum Company (“Century”; Nasdaq: CENX) for a total base sale price of $65 million in cash subject to post-closing working capital and other adjustments and regulatory approval. See Note 13—Subsequent Events.

Basis of Presentation

Sebree’s financial statements are presented using accounting principles generally accepted in the United States of America (“GAAP”) on a carve-out accounting basis. Sebree’s functional and reporting currency is the United States (“US”) dollar.

The carve-out balance sheets at December 31, 2012, 2011 and 2010 and the related carve-out statements of operations, comprehensive income (loss), cash flows and changes in invested equity for the years ended December 31, 2012 and 2011 have been derived from the accounting records of Rio Tinto using the historical results of operations and historical bases of assets and liabilities of Sebree, including the effects of push down accounting from the Rio Tinto acquisition of Alcan Inc. (“Alcan”) during 2007. Collectively, the financial statements and accompanying notes to the financial statements are referred to hereinafter as the carve-out financial statements.

Management believes the assumptions underlying the carve-out financial statements are reasonable, including the allocations described below under the section titled Allocations from the Owner. However, the carve-out financial statements included herein may not necessarily represent what Sebree’s results of operations, financial position and cash flows would have been had it been a stand-alone entity during the years presented, or what Sebree’s results of operations, financial position and cash flows may be in the future.

As these carve-out financial statements represent a business of the Owner which is not a separate legal entity, the net assets of Sebree have been presented herein as Owner’s net investment, a component of Invested equity. Invested equity is comprised primarily of: (i) the initial investment to acquire and establish the net assets of Sebree (and any subsequent adjustments thereto); (ii) the accumulated net income and other comprehensive income (losses) of Sebree; (iii) net transfers to or from the Owner related to cash management functions

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

performed by the Owner, such as the collection of trade receivables and the payment of trade payables and wages and salaries; (iv) certain corporate cost allocations; (v) allocated gains and losses on derivative financial instruments; and (vi) changes in certain income tax liabilities and assets.

Related Parties

Balances and transactions between Sebree and the Owner have been identified as related party balances and transactions in the carve-out financial statements.

Cash Management and Funding

The Owner performs substantially all cash management and treasury functions for Sebree. None of the Owner’s cash has been allocated to Sebree in the carve-out financial statements.

Substantially all of Sebree’s operations are funded directly by the Owner, including, but not limited to, purchases of inventory, operating expenses and capital expenditures. Sebree records this activity in its carve-out financial statements and, in lieu of recording trade payables to its Owner, records a corresponding credit to Owner’s net investment. As discussed in the section below titled Summary of Significant Accounting Policies—Revenue Recognition and Sales Office Operations, Sebree sells all of its finished products through a sales office of the Owner and, in lieu of recording trade receivables from the sales office (and subsequently cash-settling such balances), records a corresponding charge against Owner’s net investment for the invoiced amounts.

Allocations from the Owner

In addition to the operations and net assets of Sebree, the carve-out financial statements of Sebree also include: (i) allocations of certain of the Owner’s general corporate expenses; (ii) allocated gains and losses on derivative financial instruments; and (iii) an allocated settlement of a take-or-pay purchase contract, with corresponding offsetting amounts included in Owner’s net investment as non-cash transfers.

The expenses and gains and losses allocated are not necessarily indicative of the amounts that would have been incurred had Sebree performed these functions as a stand-alone entity, nor are they indicative of amounts that will be incurred in the future. It is not practical to estimate the amount of expenses and gains and losses that Sebree would have incurred for the periods presented had it not been an affiliated entity of the Owner. Allocated items are described below.

General Corporate Expenses

The Owner allocates certain of its general corporate expenses to Sebree, comprised of costs incurred in the: (i) finance; (ii) human resources; (iii) legal; (iv) information systems and technology; (v) health, safety and environmental; (vi) corporate; and (vii) external affairs functions of the Owner, as well as a portion of the Owner’s executive office costs. The allocated expenses are mainly comprised of salaries, including variable compensation and other direct costs of the various functions. The allocation to Sebree is based on Sebree’s proportional share of the Owner’s total average headcount and total assets.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

General corporate expense allocations are included in Selling and administrative expenses—related parties in Sebree’s carve-out statements of operations and are summarized in the following table.

	Years Ended December 31,
	2012	2011
General corporate expenses allocated by the Owner	5,691	8,215

Fluctuations in amounts from year to year are attributable to changes in: (i) the Owner’s practices of centralizing and decentralizing activities; (ii) the total average headcount and total assets of the Owner as it manages its portfolio (and therefore, Sebree’s relative size in relation to the total); and (iii) the levels and amounts of the Owner’s spending, among other variables.

Derivative Financial Instruments

Sebree participates in the Owner’s derivative financial instruments program related to risk management. In conducting its business, the Owner uses various derivative financial instruments to manage aluminum price risk. Sebree does not directly enter into any derivative financial instruments. Although the derivative financial instruments are intended to act as economic hedges, none of the derivative financial instruments used is designated for hedge accounting.

Realized and unrealized gains and losses on derivative financial instruments incurred at the Owner level are allocated to Sebree based on tonnage sold. None of the Owner’s financial assets or liabilities related to derivative financial instruments is allocated to Sebree.

Allocated net losses on derivative financial instruments are included in Cost of sales and operating expenses in Sebree’s carve-out statements of operations and are summarized in the following table.

	Years Ended December 31,
	2012	2011
Net losses on derivative financial instruments allocated by the Owner	44	2,368

Settlement of Take-or-Pay Purchase Contract

The Owner has allocated a portion of the settlement of a take-or-pay purchase contract to Sebree. The contract involved volume commitments for cathodes used in potlining and certain capital projects at the Owner’s European and North American smelters, including Sebree. As the Owner did not take the specified volume commitments, the matter went into arbitration. During September 2012, the Owner lost the arbitration decision and was required to pay a settlement amount for the remaining volume plus interest and other costs.

The allocation to Sebree is based on Sebree’s proportional share of the tonnage of aluminum produced in relation to the total tonnage of aluminum produced by the Owner’s European and North American smelters.

The allocated settlement is included in Cost of sales and operating expenses in Sebree’s carve-out statements of operations and totalled $1,583 for the year ended December 31, 2012.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Income Taxes

Income taxes are calculated as if Sebree had been a separate tax-paying legal entity, filing separate tax returns in its local tax jurisdictions. All of the income tax amounts currently payable or receivable by Sebree are included in Owner’s net investment, because the net taxes payable (or receivable) for the taxes due (or refundable) as well as the actual payments (or refunds) of income taxes are recorded in the financial statements of the Owner’s other entity that files the consolidated tax returns. As a result of this structure, all of the changes in current income tax accounts are included in net cash transfers (to) from the Owner in the carve-out financial statements.

Interest Expense

The Owner incurs third party debt and provides financing to Sebree through Owner’s net investment. The Owner does not allocate any interest expense to Sebree as none of the Owner’s debt is related, directly or indirectly, to Sebree’s operations.

Reclassifications

Sebree has reclassified certain line items within the carve-out statement of cash flows for the year ended December 31, 2011 to conform to its current year presentation.

Summary of Significant Accounting Policies

Revenue Recognition and Sales Office Operations

Sebree operates under an offtake agreement whereby all of its finished goods are sold through a sales office that services Sebree and other North American smelters owned by Rio Tinto. The sales office directs Sebree (and the other smelters) to ship finished goods either directly to third party customers or to warehousing facilities managed by the sales office. These shipments generally take place within two to three weeks of the completion of the finished goods.

The sales office manages all aspects of third party customer interface activities, including sales and marketing, customer development and relations, establishing credit limits and terms, negotiating selling prices, processing and fulfilling sales orders, arranging for shipping and delivery, invoicing and collecting trade receivables, resolving disputes, arranging for sales returns or price adjustments and issuing credit memos.

Sebree records revenue at the direction of the sales office. However, Sebree does not record trade receivables due from the sales office, nor does Sebree record a portion of the sales office’s associated trade receivables from third party customers. Rather, Sebree charges the receivables relating to the revenues against Owner’s net investment, as there is no specific cash payment made to Sebree by the sales office, the Owner or any third party customers. See the section above in this note titled Business—Cash Management and Funding. However, Sebree records trade receivables on its carve-out balance sheets which arise as a result of miscellaneous scrap and other sundry sales made directly by Sebree.

For the purposes of preparing and presenting the carve-out statements of operations of the Sebree business as it has been historically managed by the Owner, all revenues are considered earned from third parties, but only to the extent that the title to finished goods has transferred to third party customers, and the finished goods are no

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

longer in the sales office’s inventories. Inventories determined to be held by the sales office in warehouses at each year end are allocated to Sebree and included in Sebree’s carve-out balance sheets within Inventories.

Revenue is recognized on individual sales only when all of the following criteria are met:

•	the significant risks and rewards of ownership of the product have been transferred to the buyer;

•	neither continuing managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold, has been retained;

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the sale will flow to the sales office; and

•	the costs incurred or to be incurred in respect of the sale can be measured reliably.

Additionally, the terms of the sales arrangement between Sebree and the sales office provide for specific pricing between the associated entities, and the sales office recognizes an additional margin or loss on its through-sales to third party customers. For the purposes of preparing and presenting the carve-out statements of operations of the Sebree business as it has been historically managed by the Owner, a proportional share of the sales office’s margin or loss has been attributed to Sebree based on tonnage sold and is included in its results of operations and an equal and offsetting amount is recorded in Owner’s net investment.

Sebree’s operating results in these carve-out financial statements also include its proportional share (based on tonnage sold) of the sales office’s operating expenses, including any write-downs or charges associated with reserves related to inventory valuations, bad debt expenses (or recoveries) related to trade receivables, selling and administrative expenses, and other items of income or expense, as appropriate. For each, an equal and offsetting amount is recorded in Owner’s net investment.

Cost of Sales and Operating Expenses

Cost of sales and operating expenses are primarily comprised of direct materials and supplies consumed in the smelting and manufacturing processes, as well as manufacturing labor and direct and indirect overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of sales and operating expenses also include shipping and handling costs.

Selling and Administrative Expenses

Selling and administrative expenses are primarily comprised of marketing, selling, administrative and other indirect overhead costs. Such costs are incurred directly by Sebree or are allocated to Sebree by the Owner. See the section above in this note titled Business—Allocations from the Owner—General Corporate Expenses.

Research and Development Expenses

Sebree does not directly conduct any research and development activities. The Owner charges Sebree directly for its deemed share of the Owner’s research and development expenses, and these direct charges are recognized as expenses in Sebree’s carve-out statements of operations as incurred.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Inventories

Inventories are stated at the lower of cost (on a weighted average cost basis) or market, which approximates net realizable value (“NRV”). NRV is the amount estimated to be obtained from the sale of inventories in the normal course of business, less the estimated costs of completion and the estimated costs necessary to consummate the sale. Weighted average costs are calculated by reference to the cost levels experienced in the current period together with those in opening inventory. Cost for each of raw materials, purchased components and consumable stores is their purchase price. Cost for each of work in progress and finished goods is their cost of production, which includes: (i) labor costs; (ii) raw materials; (iii) depreciation and amortization; (iv) other expenses which are directly attributable to the production process; and (v) indirect production overhead costs. Adjustments to inventory values between cost and NRV are included in Cost of sales and operating expenses.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, which is comprised of the asset’s purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management, and any related estimated close down and restoration costs. The cost of property, plant and equipment also includes the effects of push down accounting from the Rio Tinto acquisition of Alcan during 2007. Additions, improvements and major renewals are capitalized. Maintenance and repair costs are expensed as incurred within Cost of sales and operating expenses.

Costs associated with commissioning new assets during the period before they are capable of operating in the manner intended by management are capitalized into construction work in progress (“CWIP”). Upon completion and placement into service, such assets are transferred from CWIP to the appropriate class of property, plant and equipment, at which time depreciation commences.

Depreciation and amortization are calculated on the straight-line method based on the estimated useful lives of the respective assets, which are reviewed annually. Land is not depreciated. Property rights are amortized over the contract terms on a straight-line basis. The estimated useful lives used by Sebree range from 7 to 40 years for buildings and from 3 to 25 years for machinery and equipment; however, Sebree’s policy is to limit these useful lives to the remaining term of its power purchase contract, plus one renewal period if that contract is likely to be renewed.

Gains and losses from the disposals of property, plant and equipment (including the write-off of damaged and obsolete items) are included in Other expenses (income)—net.

Asset Retirement Costs and Obligations

Costs for legal obligations associated with the retirement of a tangible long-lived asset that result from its acquisition, construction, development or normal operation are recognized as liabilities at their fair values (discounted to their present value using an estimate of the Owner’s credit-adjusted risk-free rate) when initially incurred. A corresponding asset retirement amount is added to the carrying value of the related asset.

These liabilities constitute: (i) environmental remediation costs resulting from normal operations, associated with the disposal of certain of the spent potlining material generated at the facility; and (ii) estimated close-down costs of the facility following a future cessation of operations. These costs include the dismantling and demolition of infrastructure, the removal of residual materials and the remediation of disturbed areas.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Increases in the asset retirement obligation due to the passage of time are recorded as Accretion expense in the carve-out statements of operations. The related incremental asset retirement cost is depreciated over the remaining useful life of the related asset which may be limited to the remaining term of Sebree’s power purchase contract, plus one renewal period if that contract is likely to be renewed.

Any revisions due to changes in the estimated timing of future cash flows of the estimated expenditure are reflected as an adjustment to the liability and the corresponding asset. Actual expenditures incurred are charged against the accumulated obligation as they are paid.

Deferred Supplier Incentives

Amounts recorded as Deferred supplier incentives represent amounts received as a result of a renegotiation of Sebree’s power purchase contract. These amounts are amortized as a reduction of Cost of sales either: (i) on a straight-line basis over the remaining life of the original contract; or (ii) on a variable basis based on power usage, depending upon the specific nature of the incentive received.

Impairment of Long-Lived Assets

Long-lived assets and asset groups are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. Management assesses the recoverability of its long-lived assets on an undiscounted cash flow basis. Any impairment charge is measured as the amount by which the carrying amount of the asset exceeds its fair value.

Determinations of market values (quotes, bids, proposals, etc.) are used whenever available to estimate fair value. When market values are unavailable, the fair value of a long-lived asset or asset group is generally based on estimates of future discounted net cash flows. The determination of fair value is significantly affected by estimates of future prices and demand for Sebree’s products, expected future operating expenses, capital expenditure investment requirements, economic trends in the market, discount rates and other factors. Assets to be disposed of by sale are held at the lower of their carrying amount or fair value less estimated costs to sell and are not depreciated while classified as held-for-sale.

Legal Claims

Accruals for legal claims are made when it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated.

Environmental Costs and Liabilities

Environmental costs are expensed or capitalized, as appropriate, and the liability recorded based on the net present value of estimated future costs. Environmental expenditures of a capital nature that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent environmental contamination that may occur are capitalized as Property, plant and equipment and depreciated over the remaining useful life of the underlying asset. Environmental expenditures relating to existing conditions deemed to have been caused by past operations, and which do not contribute to future revenues, are expensed when both probable and estimable and included in Cost of sales and operating expenses. Recoveries relating to environmental liabilities are recorded when received or when changes in circumstances warrant revisions to estimates.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Post Retirement Benefits

Sebree’s post retirement benefits obligations are specific to its participation in a funded defined benefit pension plan and an unfunded healthcare plan for unionized employees covered under a collective bargaining agreement in the US. The defined benefit pension and healthcare benefit plans are accounted for in accordance with Accounting Standards Codification (“ASC”) Topic 715, Compensation—Retirement Benefits. Post retirement benefits obligations are actuarially calculated using management’s best estimates and are based on expected service period, retirement dates and retirement ages of employees. Post retirement benefits expense includes the actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market value, the straight-line amortization of net actuarial gains and losses and adjustments due to plan amendments. All net actuarial gains and losses are first recognized in Other comprehensive income (loss) and then amortized into earnings as a periodic benefit cost over the expected average remaining service lives of the employees. All net periodic benefit costs associated with these defined benefit pension and healthcare benefit plans are included in Cost of sales and operating expenses in the carve-out statements of operations.

Non-unionized employees of Sebree or their beneficiaries are entitled to receive benefits upon retirement, disability or death in connection with their participation in the Alcancorp Pension Plan and the Rio Tinto US Benefits Plan. Participation in these plans is offered to employees at various entities within Rio Tinto. Jointly, these Owner-sponsored plans offer defined pension and healthcare benefits. Sebree’s participation in Owner-sponsored plans is accounted for in accordance with ASC Subtopic 715-80, Multiemployer Plans. Sebree recognizes an expense equal to the amount of its annual contributions for which it is liable as a result of its participation in these plans. The contributions are included in Cost of sales and operating expenses in the carve-out statements of operations in the period in which the liability is incurred. The Owner, as the sponsoring legal entity and ultimate risk bearer of these plans, includes the relevant financial disclosures for these defined benefit plans in its financial statements.

Income Taxes

See the section above in this note titled Business—Income Taxes. Sebree uses the asset and liability approach for accounting for income taxes. Under this approach, deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This approach also requires the recognition of deferred income tax assets for operating loss carryforwards and tax credit carryforwards.

The effect on deferred income tax assets and liabilities of a change in tax rates and laws is recognized in income in the period that includes the enactment date. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the deferred income tax assets or liabilities are expected to be recovered or settled. Sebree records a valuation allowance on deferred income tax assets when it is not more likely than not that the assets will be realized, based upon judgments in assessing the potential for future recoverability and considering past experience. The process of determining whether it is more likely than not that deferred income tax assets will be realized includes making assessments of expectations of future taxable income. All available evidence is considered in determining the amount of a valuation allowance.

Sebree is subject to federal and state income taxes in the United States. Sebree is included within a Rio Tinto legal entity whose taxable results are included in consolidated tax returns of the Owner. For purposes of

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

these carve-out financial statements, income taxes are calculated as if Sebree had been a separate tax-paying legal entity, filing separate tax returns in its local tax jurisdictions. As a result of using the separate return method, the resulting income tax attributes reflected in these carve-out financial statements may not reflect the historical or going forward position of income tax balances, especially those related to tax loss carryforwards. The application of a tax allocation method requires significant judgment and making certain assumptions, mainly related to opening balances, applicable income tax rates, valuation allowances and other considerations. All of the income tax amounts currently payable or receivable by Sebree are included in Owner’s net investment because the net taxes payable (or receivable) for the taxes due (or refundable) as well as the actual payments (or refunds) of income taxes are recorded in the financial statements of the Owner’s other entity that files the consolidated tax returns.

Accrued interest and penalties related to unrecognized tax benefits are recognized as part of the income tax provision.

Operating Segment and Geographic Area Information

Sebree operates as a single business with all of its trading activity in the United States. Accordingly, all of Sebree’s results of operations and net assets represent those of a single operating segment.

Cash

Cash includes balances maintained in local bank accounts, imprest accounts and petty cash on hand, and the carrying values of such balances approximate their fair value.

Restricted Cash

Cash held in escrow accounts established in our name and over which we have beneficial ownership, but for which the disbursement of such funds is subject to limitations as to when they are accessible for use, are included on our carve-out balance sheets as Restricted cash.

Allowance for Doubtful Accounts and Bad Debt Expense

Due to the nature of Sebree’s sales operations through the sales office as described above, the only trade receivables from third parties are attributable to miscellaneous scrap and other sundry sales made directly by Sebree. Any allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in these trade receivables. Management determines the allowance based on known doubtful accounts, historical experience and other currently available evidence. As described above, Sebree’s results of operations include its proportional share of bad debt expenses (or recoveries) related to the sales office’s trade receivables balances due from third party customers.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Financial Instruments

(i) Financial assets

Sebree classifies its financial assets in the following categories: at fair value through profit or loss or as loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets at initial recognition. The relevant accounting policies are as follows:

(a)	Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are initially recognized at fair value and transaction costs are expensed in the carve-out statements of operations. Generally, Sebree does not acquire financial assets for the purpose of selling in the short term; and

(b)	Loans and receivables

Loans and receivables comprise non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Trade receivables are included in this category. Loans and receivables are classified based on their maturity date and are carried at amortized cost less any impairment.

(ii) Financial liabilities

Financial liabilities are classified in the category of other liabilities. Financial liabilities are initially recognized at fair value and are subsequently stated at amortized cost. Any difference between the amounts originally received and the redemption value is recognized in the carve-out statements of operations over the period to maturity using the effective interest method.

Financial liabilities are classified as current liabilities unless Sebree has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

(iii) Fair value

Fair value is the amount at which a financial instrument could be exchanged in an arm’s length transaction between informed and willing parties.

Leases

Sebree leases various buildings, machinery and equipment from third parties under operating lease agreements. Under such operating lease agreements, the total lease payments are recognized as rent expense on a straight-line basis over the term of the lease agreement, and are included in Cost of sales and operating expenses or Selling and administrative expenses, depending on the nature of the leased assets.

Contingencies

Disclosure is made of material contingent liabilities unless the possibility of any loss arising is considered remote.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Areas requiring significant use of estimates include:

Application of Carve-out Accounting

The preparation of carve-out financial statements requires a comprehensive evaluation and definition of the Sebree entity as it has been historically managed, along with a review of the consistency and appropriateness of Sebree’s accounting policies. Further, detailed analyses of business activities, transaction cycles, related party transactions, and the commercial substance of Sebree’s significant activities, transactions and balances are necessary in order to estimate the appropriate amounts of assets, liabilities, revenues, expenses and cash flows to be included in the carve-out financial statements.

Impairment Review of Asset Carrying Values

Events or changes in circumstances can give rise to significant impairment charges or reversals of impairment in a particular reporting period. Certain asset balances, such as trade receivables and inventories, are subject to periodic assessment as to their recovery, and Sebree and the sales office establish and adjust valuation allowances and record expense and recoveries as appropriate.

Where there is a potential impairment of long-lived assets, the recoverable amount of Sebree as an asset group is assessed by analyses of cash flows and market values. The resulting valuation is particularly sensitive to estimates of future prices and demand for Sebree’s products, expected future operating expenses, capital expenditure investment requirements, economic trends in the market, discount rates and other factors.

Estimation of Asset Lives

Property, plant and equipment are assigned asset lives based on management’s best estimate of their use in production. The asset lives are limited to the remaining term of Sebree’s power purchase contract, plus one renewal period if that contract is likely to be renewed, as described above. The asset lives are subject to review periodically and changes in estimates are accounted for on a prospective basis, affecting depreciation and amortization expense.

Sales Office Activities

The measurements of the results of operations, cash flows, assets and liabilities of the sales office are subject to periodic review. Management estimates Sebree’s share of the sales office’s activity using allocation principles and methodologies consistently applied from period to period. Changes in the scope of activities performed by the sales office itself, Sebree and other entities that are serviced by the sales office could have an impact on management’s estimates.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Close down, Restoration and Clean-up Obligations

Provision is made for environmental remediation costs when the related environmental disturbance occurs, based on the net present value of estimated future costs. The ultimate cost of environmental disturbance is uncertain and cost estimates can vary in response to many factors including changes to the relevant legal requirements, the emergence of new restoration techniques or experience at other operating sites. The expected timing of expenditure can also change, for example in response to changes in production rates or economic conditions. As a result there could be significant adjustments to the provision for close down and restoration, which would affect future financial results.

Adopted Accounting Standards and Guidance

ASU No. 2011-05—Comprehensive Income (codified into ASC Topic 220—Presentation of Comprehensive Income) Effective January 1, 2011, we early adopted the separate statement presentation of comprehensive income under Accounting Standards Update (“ASU”) No. 2011-05. Under ASU No. 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutively presented statements. ASU No. 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in ASU No. 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.

Recently Issued Accounting Standards and Guidance

We have determined that all other recently issued accounting standards and guidance will not have a significant impact on our carve-out financial statements or do not apply to our operations.

2.    OTHER EXPENSES (INCOME)—NET

Other expenses (income)—net are comprised of the following:

		Years Ended December 31,
	Notes	2012	2011
THIRD PARTIES
Bad debt expense—net(A)		860	689
Retirement and write-off of property, plant and equipment	6	983	3,328
Other—net		480	107

		2,323	4,124

RELATED PARTIES
Other—net		15	(29)

(A)	Represents Sebree’s proportional share of bad debt expense related to the sales office’s trade receivables balances due from third party customers. See Note 1—Business and Summary of Significant Accounting Policies—Revenue Recognition and Sales Office Operations; and Allowance for Doubtful Accounts and Bad Debt Expense.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

3.    INCOME TAXES

The following table presents the reconciliation of Sebree’s income tax expense (benefit) calculated at the effective statutory income tax rate to income tax expense (benefit) as shown in the carve-out statements of operations.

	Years Ended December 31,
	2012	2011
Effective statutory income tax rate	38.9%	38.9%

Income (loss) before income taxes	(251,050)	55,064

Income tax expense (benefit) at the effective statutory income tax rate	(97,658)	21,420
Differences attributable to:
Increase in valuation allowance	47,536	—
Non-deductible expenses (non-taxable income)—net	50	(68)
Statutory tax rate differences on items allocated by the Owner	725	1,298
Other—net	(10)	(7)

Income tax expense (benefit)	(49,357)	22,643

The following table presents the components of income tax expense (benefit):

	At December 31,
	2012	2011
Current	549	29,590
Deferred	(49,906)	(6,947)

Income tax expense (benefit)	(49,357)	22,643

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

The items giving rise to Sebree’s deferred income taxes assets and liabilities are as follows:

	At December 31,
	2012	2011	2010
Deferred income tax assets arising from:
Property, plant and equipment	4,005	—	—
Accounting provisions not currently deductible for tax	3,394	1,240	2,888
Asset retirement obligations	29,930	28,338	26,545
Deferred supplier incentives	—	—	4,071
Post retirement benefits	10,207	11,629	8,005

	47,536	41,207	41,509

Deferred income tax liabilities arising from:
Property, plant and equipment	—	(86,220)	(93,042)

Less: valuation allowance	47,536	—	—

Net deferred income tax liabilities	—	(45,013)	(51,533)

As shown in the carve-out balance sheets at year end:
Deferred income tax assets—current	—	2,070	9,933
Deferred income tax liabilities—non-current	—	(47,083)	(61,466)

Net deferred income tax liabilities	—	(45,013)	(51,533)

Although historically profitable, Sebree is in a loss position for the year ended December 31, 2012. In addition to the historical results, our forecasts deteriorated in 2012 and are now insufficient to sustain the deferred income tax asset. As a result, we concluded that it is no longer likely that Sebree will be able to recover its deferred income tax assets and accordingly, a full valuation allowance was recorded at December 31, 2012.

The legal entity in which Sebree is included for consolidated tax purposes is, from time to time, under audit by various taxing authorities and several tax years are open at December 31, 2012. Therefore, it is reasonably possible that the amount of unrecognized tax benefits for tax positions taken regarding previously filed tax returns could significantly increase in the next 12 months. However, based on the status of these examinations and the uncertainty surrounding the outcomes of audits and negotiations, it is not possible at this time to estimate the impact of such changes, if any. At December 31, 2012, 2011 and 2010, there are no unrecognized tax benefits.

4.    RESTRICTED CASH

Restricted cash balances represent the remaining amounts that we received from a power company as incentive for renegotiating our power purchase contract during 2009. These amounts are carried in an escrow account and released to us on a scheduled basis. The balances are presented as current and non-current assets, depending on the timing of when the funds are expected to be available for our use. By October 2012, all restricted cash had been released to us. See Note 12—Commitments and Contingencies.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

5.    INVENTORIES

Inventories are comprised of the following:

	At December 31,
	2012	2011	2010
Raw materials and purchased components	35,441	39,836	32,494
Consumable stores	13,544	13,510	12,650
Work in progress	9,400	8,765	6,128
Finished goods	21,929	18,057	14,832

	80,314	80,168	66,104

6.    ROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are comprised of the following:

	At December 31,
	2012	2011	2010
Cost (excluding Construction work in progress):
Land and property rights	17,164	17,175	17,175
Buildings	129,593	128,543	122,102
Machinery and equipment	289,922	269,429	234,902

	436,679	415,147	374,179
Accumulated depreciation and amortization and impairment	(362,681)	(113,473)	(86,284)

	73,998	301,674	287,895
Construction work in progress	9,263	8,805	12,702

Property, plant and equipment—net	83,261	310,479	300,597

Impairment

During the year ended December 31, 2012, we recorded an impairment charge of $219,549 related to property, plant and equipment based on Century’s unsolicited bid for Sebree received by the Owner. The impairment charge was allocated to buildings and machinery and equipment based on their relative carrying values at December 31, 2012.

We incurred no asset impairment charges related to property, plant and equipment during the year ended December 31, 2011.

Retirements and Write-offs

During the years ended December 31, 2012 and 2011, we retired and/or wrote off damaged and obsolete machinery and equipment and construction work in progress having aggregate net book values of $983 and $3,328, respectively. These charges are included in Other expenses (income)—net in our carve-out statements of operations. See Note 2—Other Expenses (Income)—Net.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

7.    ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables are comprised of the following:

	At December 31,
	2012	2011	2010
Accrued electric power expense	13,138	12,432	11,280
Accrued payroll and employment benefits	5,891	7,144	7,158
Accrued inventory purchases	4,021	4,043	2,539
Taxes payable other than income	3,513	743	691
Accrued freight expense	729	984	959
Accruals for capital expenditures	365	323	332
Other	1,603	1,793	1,871

	29,260	27,462	24,830

8.    ASSET RETIREMENT OBLIGATIONS

Asset retirement activity and year end obligations are as follows:

	Years Ended December 31,
	2012	2011	2010
Balance at the beginning of the year	72,845	68,238
Liabilities incurred	1,816	1,430
Liabilities settled	(1,850)	(1,713)
Accretion expense	3,582	3,520
Revisions due to changes in estimated future cash flows	1,134	1,370

Balance at the end of the year	77,527	72,845	68,238

As shown in the carve-out balance sheets at year end:
Current	2,986	2,209	1,623
Non-current	74,541	70,636	66,615

	77,527	72,845	68,238

9.    POST RETIREMENT BENEFITS

General Descriptions

Pension Plan

Sebree’s pension obligation relates entirely to its funded defined benefit pension plan for unionized employees covered under a collective bargaining agreement in the US (“Pension Plan”). Upon retirement, these employees are entitled to a monthly pension determined as the product of their years of continuous service and a fixed pension multiplier. The related assets, liabilities and costs of the Pension Plan are included in Sebree’s carve-out financial statements.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Other Benefit Plan

Sebree also sponsors an unfunded other post retirement benefit plan, mostly comprised of healthcare benefits for retired unionized employees in the US (“Other Benefit Plan”). The Other Benefit Plan is managed by Sebree and the related liabilities and costs are included in Sebree’s carve-out financial statements.

Defined Contribution Plan

Sebree sponsors an employee savings plan. Sebree’s contributions to this plan were $572 and $551 for the years ended December 31, 2012 and 2011, respectively, and are included in Cost of sales and operating expenses in Sebree’s carve-out statements of operations.

Post Retirement Benefits for Non-Unionized Employees

Certain of Sebree’s non-unionized employees participate in pension and healthcare benefit plans that are managed by the Owner (“Post Retirement Benefits for Non-Unionized Employees”). As Sebree is not the sponsor of these plans, none of the plan assets or obligations associated with the Post Retirement Benefits for Non-Unionized Employees are recorded in Sebree’s carve-out balance sheets. However, Sebree is required to make annual contributions which are expensed as incurred and included in Cost of sales and operating expenses in Sebree’s carve-out statements of operations. Contributions made to the Owner-sponsored pension plan were $1,679 and $1,617 for the years ended December 31, 2012 and 2011, respectively, and contributions to the Owner-sponsored healthcare benefit plan were $384 and $279 for the years ended December 31, 2012 and 2011, respectively.

Pension Plan

Funding Policy

Sebree’s pension funding policy is to contribute the amount required to provide for contractual benefits attributed to service to date, and to fund the actuarial deficit for the most part over periods of 15 years or less. Sebree expects to contribute $1,700 in the aggregate to the Pension Plan during the year ending December 31, 2013.

Expected Future Benefit Payments

The following table presents the amounts of expected future benefit payments from the Pension Plan at December 31, 2012.

Amounts
For the Years Ending December 31,
2013	3,558
2014	3,731
2015	3,995
2016	4,278
2017	4,630
2018 through 2022, in the aggregate	27,121

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Changes in Projected Benefit Obligation

The following table presents the changes in the projected benefit obligation (“PBO”) of Sebree’s Pension Plan.

	Years Ended December 31,
	2012	2011
Projected benefit obligation at the beginning of the year	74,665	64,977
Current service cost	1,223	1,017
Interest cost	3,136	3,246
Benefits paid	(3,488)	(3,258)
Experience (gains) losses	1,003	(27)
Changes in actuarial assumptions	5,957	8,710

Projected benefit obligation at the end of the year	82,496	74,665

As the Pension Plan benefits are established on the basis of continuous years of service and a fixed pension multiplier, the obligation is not projected beyond the current labor agreement. As a result, the PBO is equal to the accumulated benefit obligation (“ABO”) of the Pension Plan at December 31, 2012 and 2011.

Plan Assets

Pension plan assets consist of units held in a Master Trust administered by the Owner. The following table presents the changes in the fair value of plan assets.

	Years Ended December 31,
	2012	2011
Plan assets at the beginning of the year	50,475	51,198
Expected return on assets	2,999	3,335
Benefits paid	(3,488)	(3,258)
Employer contributions	6,401	2,494
Actuarial gains (losses)	5,313	(3,294)

Plan assets at the end of the year	61,700	50,475

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Plan Assets Composition

The Master Trust is well diversified and there are no significant concentrations of risk present within plan assets. The following table presents the fair value of plan assets of Sebree’s proportionate share of the Master Trust assets.

	At December 31,
	2012	2011	2010
Equities(A)	33,273	27,292	31,558
Corporate bonds	18,424	12,977	7,982
Government debt securities	6,121	6,744	8,724
Real estate	3,301	2,542	1,879
Other	581	920	1,055

Plan assets at the end of the year	61,700	50,475	51,198

(A)	Equities consist primarily of publicly traded domestic and international equities.

Investment Policy

The Pension Plan investment policy is overseen by the Pension Investment Committee of the Owner which has established two primary investment objectives: (i) provide for the investment of the plan assets in a manner that produces a total investment return (net of fees) that meets or exceeds the liability returns of the plan liabilities, subject to appropriate levels of volatility of the difference between the asset return and the liability return; and (ii) exceed the return of a composite market index at the same allocation as targeted for the respective investment managers over rolling periods of three and five years.

The investment policy generally favors diversification and active management of the plan assets through selection of specialized managers. To ensure that long-term rates of returns are maintained, the investment strategic plan includes a dynamic asset allocation strategy in which asset allocation rebalancing occurs when specific funded ratios are attained and/or when market prices fluctuate outside of the established thresholds. Investments are generally limited to publicly traded equities and highly-rated debt securities, real estate investments and nominal amounts in other asset categories.

The following table presents the Pension Plan’s investment policy target allocation range and actual allocation by asset category.

Asset category	Target Allocation Range	At December 31,
		2012	2011	2010
Equities	43–63%	53.9%	54.1%	61.6%
Fixed income	26–44%	39.8%	39.1%	32.6%
Real estate	0–10%	5.4%	5.0%	3.7%
Other	0–10%	0.9%	1.8%	2.1%

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Fair Value Hierarchy of Plan Assets

Although the Pension Plan assets are not controlled by Sebree, changes in their fair value measurements impact Sebree’s results of operations. The subsequent fair value adjustments determine the actual return on plan assets which forms part of the future net periodic benefit costs. Level 2 and Level 3 fair values are independently determined by external valuation specialists.

Sebree uses the fair value hierarchy to measure the fair values of their proportionate share of the Master Trust assets:

•

Level 1 fair value measurements represent exchange-traded securities which are valued at quoted prices (unadjusted) in active markets for identical assets that we have the ability to access as of the reporting date.

•

Level 2 fair value measurements are determined using input prices that are directly observable for the asset or are indirectly observable through corroboration with observable market data. Level 2 fair values are determined using standard valuation methods such as discounted cash flow models.

•

Level 3 fair value measurements are determined using unobservable inputs, such as pricing models for the asset, due to little or no market activity for the asset. Level 3 fair values are determined on the basis of cash flow models or real estate appraisals.

The following tables present the Pension Plan assets classified under the appropriate level of the fair value hierarchy.

At December 31, 2012	Level 1	Level 2	Level 3	Total
Equities	30,703	—	2,570	33,273
Fixed income	—	24,545	—	24,545
Real estate	306	—	2,995	3,301
Other	—	581	—	581

	31,009	25,126	5,565	61,700

At December 31, 2011	Level 1	Level 2	Level 3	Total
Equities	25,665	—	1,627	27,292
Fixed income	—	19,721	—	19,721
Real estate	—	—	2,542	2,542
Other	—	920	—	920

	25,665	20,641	4,169	50,475

At December 31, 2010	Level 1	Level 2	Level 3	Total
Equities	30,821	—	737	31,558
Fixed income	—	16,706	—	16,706
Real estate	—	—	1,879	1,879
Other	—	1,055	—	1,055

	30,821	17,761	2,616	51,198

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Pension Plan assets classified as Level 3 in the fair value hierarchy represent real estate and private equity investments in which the Master Trust investment managers have used significant unobservable inputs in the valuation model. The following table presents the activity for these investments.

	Years Ended December 31,
	2012	2011
Balance at the beginning of the year	4,169	2,616
Purchases/capital calls	1,811	1,307
Sales/distributions	(749)	(326)
Unrealized gains	334	572

Balance at the end of the year	5,565	4,169

There were no transfers of plan assets into or out of Level 3 during the years ended December 31, 2012 or 2011.

Net Plan Obligation

As a result of the PBO exceeding the fair value of the plan assets, Sebree has the following related net obligation, which is included in non-current Post retirement benefits in the carve-out balance sheets.

	At December 31,
	2012	2011	2010
Projected benefit obligation	82,496	74,665	64,977
Less: Plan assets	61,700	50,475	51,198

Included in:
Post retirement benefits—non-current	20,796	24,190	13,779

Net Periodic Benefit Cost

The following table presents the components of net periodic benefit cost related to the Pension Plan.

	Years Ended December 31,
	2012	2011
Current service cost	1,223	1,017
Interest cost	3,136	3,246
Expected return on assets	(2,999)	(3,335)
Amortization of actuarial losses	2,648	1,611

Net periodic benefit cost	4,008	2,539

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Other Benefit Plan

Expected Future Benefit Payments

The following table presents the amounts of expected future benefit payments from the Other Benefit Plan.

Amounts
For the Years Ending December 31,
2013	520
2014	304
2015	323
2016	378
2017	447
2018 through 2022, in the aggregate	1,960

Accumulated Benefit Obligation

The following table presents the changes in the accumulated benefit obligation of the Other Benefit Plan.

	Years Ended December 31,
	2012	2011
Accumulated benefit obligation at the beginning of the year	5,704	6,799
Current service cost	165	222
Interest cost	229	336
Benefits paid	(1,521)	(1,072)
Experience (gains) losses	611	(286)
Changes in actuarial assumptions	254	(298)
Employee contributions	3	3

Accumulated benefit obligation at the end of the year	5,445	5,704

Net Periodic Benefit Cost

The following table presents the components of net periodic benefit cost related to the Other Benefit Plan.

	Years Ended December 31,
	2012	2011
Current service cost	165	222
Interest cost	229	336
Amortization of actuarial losses	66	138

Net periodic benefit cost	460	696

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Presentation in Carve-out Balance Sheets

The PBO of the Other Benefit Plan is included in Sebree’s carve-out balance sheets as follows.

	At December 31,
	2012	2011	2010
Included in Post retirement benefits:
—current	523	511	1,072
—non-current	4,922	5,193	5,727

	5,445	5,704	6,799

Assumptions used for Post Retirement Benefit Plans

The assumptions used to determine benefit obligations at each year end are shown in the following table.

	Pension Plan			Other Benefit Plan
At December 31,	2012	2011	2010	2012	2011	2010
Discount rate	4.1%	4.3%	5.3%	3.9%	4.2%	5.3%
Inflation	2.4%	2.2%	2.3%	2.4%	2.2%	2.3%

The assumptions used to determine net period benefit cost for each year are shown in the following table.

	Pension Plan		Other Benefit Plan
Years Ended December 31,	2012	2011	2012	2011
Discount rate	4.3%	5.3%	4.2%	5.3%
Expected return on plan assets	5.6%	6.6%	N/A	N/A

The discount rate used is the yield on high quality corporate bonds with maturity and terms that match those of the post retirement benefit plan obligations as closely as possible. In estimating the expected return on plan assets, consideration is given primarily to its target allocation, the current yield on long-term bonds in the country where the plan is established, and the historical risk premium of equity or real estate over long-term bond yields. The approach is consistent with the principle that assets with higher risk provide a greater return over the long-term.

The assumed medical and drug cost trends used for measurement purposes are 7.5% and 6.5%, respectively, for 2013, decreasing gradually to 5.0% for each by 2020 and remaining at that level thereafter. A one percentage point change in assumed healthcare cost trend rates would have the following effects in respect of the expense associated with the Other Benefit Plan:

	Other Benefit Plan
	1% Increase	1% Decrease
Sensitivity analysis:
Effect on current service and interest costs	4	(4)
Effect on accumulated benefit obligation	54	(57)

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Information Related to Accumulated Other Comprehensive Loss

Post retirement benefit actuarial losses recognized in the ending balance of Accumulated other comprehensive loss consist of:

	At December 31,
	2012	2011	2010
Net actuarial losses:
Pension Plan	25,478	26,479	16,113
Other Benefit Plan	1,458	659	1,381

Net actuarial losses	26,936	27,138	17,494
Less: income tax effect	(10,478)	(10,557)	(6,805)

Net actuarial losses after tax	16,458	16,581	10,689

Sebree estimates that approximately $2,548 and $146 related to the amounts shown at December 31, 2012 in the table above for Pension Plan and Other Benefit Plan obligations, respectively, will be amortized into net periodic benefit cost from Accumulated other comprehensive loss during the year ending December 31, 2013.

10.    FINANCIAL RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

Financial Risk Management

Sebree’s policies with regard to financial risk management are determined and governed by its Owner. The Owner’s financial risk management policies are clearly defined and consistently applied and are a fundamental part of the Owner’s long-term strategy. As it relates to Sebree’s operations, such policies cover areas such as commodity price risk, credit risk, and liquidity risk and capital management.

Commodity Price Risk

Sebree’s financial performance is influenced by fluctuations in the price of aluminum, energy and other raw materials and therefore, Sebree has significant exposure to commodity prices. Sebree’s normal policy is to sell its products at prevailing market prices and participate in the Owner’s derivative financial instruments program related to risk management. None of the Owner’s financial assets or liabilities is allocated to Sebree. As the derivative financial instruments program is managed by the Owner, Sebree is not a counterparty to any contract and as a result, it is not practical to allocate any exposure or perform a sensitivity analysis for Sebree.

Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. Sebree sells all of its finished products through a sales office also owned and operated by the Owner. A portion of the sales office’s activities is included in Sebree’s results of operations. As a result, Sebree is exposed to credit risks associated with the collection of trade receivables by the sales office. See Note 1—Business and Summary of Significant Accounting Policies—Revenue Recognition and Sales Office Operations; and Allowance for Doubtful Accounts and Bad Debt Expense.

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

Customer credit risk is managed through the Owner’s established policies, procedures and controls relating to customer credit risk management. Credit limits are established for all customers based on internal or external rating criteria. Where customers are rated by an independent credit rating agency, these ratings are used to establish credit limits. In circumstances where no independent credit rating exists, the credit quality of the customer is assessed based on an extensive credit rating scorecard. Customer receivables are regularly monitored and any credit concerns highlighted to senior management. High risk shipments to major customers are generally covered by letters of credit or other forms of credit insurance.

Liquidity Risk and Capital Management

Sebree’s liquidity and risk management strategies are managed by its Owner. Liquidity needs and surpluses of Sebree are managed through cash transfers from or to the Owner. These cash transfers are included in Owner’s net investment. Sebree has no borrowing facilities with third parties or the Owner, and relies solely on the Owner for its ongoing cash funding requirements in excess of its own ability to generate cash.

Financial Instruments

Sebree has no financial instruments other than cash, restricted cash, trade receivables, trade payables and accrued liabilities and other payables. The carrying values of these financial instruments in the carve-out balance sheets approximate their fair values due to their nature and/or short maturities.

11.    RELATED PARTY TRANSACTIONS

For all related party sales and purchases of goods and services, terms and prices are established under transfer pricing agreements between Sebree and the Owner. These related party transactions occur in the normal course of operations and are recorded at their exchange amounts.

The following table describes the nature and amounts of related party transactions included in Sebree’s carve-out statements of operations.

		Years Ended December 31,
	Notes	2012	2011
Purchases of inventories(A)		139,374	147,102

Cost of sales and operating expenses
Net losses on derivative financial instruments allocated by the Owner(B)	1	44	2,368
Settlement of take-or-pay purchase contract allocated by the Owner	1	1,583	—

		1,627	2,368

Selling and administrative expenses
General corporate expenses allocated by the Owner	1	5,691	8,215

Research and development expenses	1	2,751	2,235

Other expenses (income)—net
Other—net	2	15	(29)

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

(A)	Purchases of inventories (raw materials) from the Owner are included in both Cost of sales and operating expenses and Inventories.
(B)	Consists of both realized and unrealized gains and losses on derivative financial instruments.

The following table describes the nature and year-end balances of related party amounts included in Sebree’s carve-out balance sheets.

	At December 31,
	2012	2011	2010
Trade receivables	23	—	101

Trade payables(A)	6,344	11,660	6,999

(A)	Trade payables due to the Owner arise from the purchase of raw materials from the Owner and research and development expenses directly charged by the Owner.

12.    COMMITMENTS AND CONTINGENCIES

Commitments

Commitments for Energy Purchases—Power Purchase Contract

From 1998 through 2009, Sebree (through Alcan and subsequently Rio Tinto) and Century’s aluminum smelter located in Hawesville, Kentucky were under the same contract to purchase approximately two-thirds of each of their electricity requirements from a power company. The contract included favorable pricing for Sebree and was scheduled to expire on December 31, 2011. Sebree sourced the remainder of its electricity needs from the market under short-term contracts. During July 2009, Rio Tinto and Century both agreed with the power company’s request to terminate the existing contract and enter into a new, long-term, cost-plus contract to purchase all of their electricity requirements through 2023.

In consideration for Rio Tinto’s agreement to terminate the existing contract and enter into a new one, we received both cash and cash deposited for us in escrow accounts under our name and control. The amounts deposited in escrow accounts were initially recorded as Restricted cash with a corresponding liability for Deferred supplier incentives in our carve-out balance sheets. Amounts recorded as Restricted cash were released from escrow on a scheduled basis and the last of the restricted cash was fully released during October 2012.

The Restricted cash and Deferred supplier incentives at December 31, 2011 and 2010 represent the balances remaining under the terms of this agreement on those dates.

The following table summarizes the amounts included in our carve-out statements of operations related to these arrangements.

	Years Ended December 31,
	2012	2011
Cost of sales and operating expenses (as a reduction of energy costs)	(9,985)	(29,970)

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

At December 31, 2012, the future commitment for electricity under the power purchase contract is $74,802 for the year ending December 31, 2013 representing a one-year early termination notification period under the contract.

On January 31, 2013, Sebree gave notice of early termination of its new power purchase contract. See Note 13—Subsequent Events.

Commitments for Capital Expenditures

Sebree enters into contracts to acquire capital assets in the normal course of operations. At December 31, 2012, we had commitments for capital expenditures totaling $2,293 during the year ending December 31, 2013.

Commitments under Operating Leases

Sebree leases certain buildings and machinery and equipment under various operating lease agreements. Total operating lease expense was as follows:

	Years Ended December 31,
	2012	2011
Total operating lease expense	597	442

At December 31, 2012, Sebree’s future minimum payments under non-cancellable operating leases are as follows:

For the Year Ending December 31,	Amounts
2013	48
2014	48
2015	48
2016	23
2017	3

170

Contingencies

From time to time, various lawsuits, claims and proceedings have been or may be instituted or asserted against the Owner as a result of Sebree’s operations, including those pertaining to environmental or commercial matters, product quality and taxes. While the amounts claimed may be substantial, the ultimate liability cannot always be immediately determined because of considerable uncertainties that may exist. Therefore, it is possible that results of operations or liquidity in a particular future period could be materially affected by the resolution of certain contingencies. However, based on facts currently available, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on Sebree’s financial position or liquidity. Sebree provides for accruals in specific instances where it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated.

Although there is a possibility that liabilities may arise in other instances for which no accruals have been made, management does not believe that any losses in excess of accrued amounts would be sufficient to

RIO TINTO

SEBREE

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

DECEMBER 31, 2012

(in thousands of US dollars)

significantly impair Sebree’s operations, have a material adverse effect on Sebree’s financial position or liquidity, or materially and adversely affect Sebree’s results of operations for any particular reporting period, in the absence of unusual circumstances.

13.    SUBSEQUENT EVENTS

Termination of Power Purchase Contract

On January 31, 2013, Sebree gave notice of early termination of its power purchase contract (see Note 12—Commitments and Contingencies—Commitments for Energy Purchases—Power Purchase Contract). Under the terms of the contract, such termination will be effective 12 months from the date of the notification. The effects of terminating the contract had no immediate impact on Sebree’s operations or financial position.

Sale of Sebree

On April 28, 2013, Rio Tinto signed an agreement to sell Sebree to Century for a total base sales price of $65 million in cash subject to post-closing working capital and other adjustments and regulatory approval. As a result of Century’s final offer for Sebree being lower than its original unsolicited bid, an additional impairment assessment is being performed during 2013.